UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Forgent Networks, Inc.
(Name of Registrant as Specified In Its Charter)

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Asure Software Responds to Pinnacle Fund and Red Oak Partners Proposed Settlement

Company Reiterates Primary Purpose of Lawsuit and Proposes Relevant Grounds for Settlement

Austin, Texas, July 15, 2009 — Asure Software’s (NASDAQ:ASUR) Board of Directors today responded to a proposed settlement of the lawsuit Asure recently filed in Federal Court against Pinnacle Fund, Red Oak Partners and their affiliates.

“After reviewing Pinnacle’s settlement proposal, we quickly concluded that their proposed settlement actually ignores the primary thrust of the company’s lawsuit and instead focuses on a wholly tangential allegation,” said Nancy Harris, Chief Executive Officer at Asure.  “That being said, we are very interested in finding a mutually agreeable basis for settlement in this case and in the overall dispute with Pinnacle.  We have tried on numerous occasions to reach a settlement with Pinnacle on a variety of issues, but the group seems disinterested in participating in a good faith discussion of relevant matters.”

Asure sued Pinnacle and certain other stockholders who have been acting in concert with Pinnacle because, as alleged in the lawsuit, they have, collectively, violated the federal securities laws by failing to disclose the existence of their group.  The lawsuit is intended to force compliance with the federal securities laws.

‘We think it is extremely unfortunate that Pinnacle and its group are amassing shares illegally in an attempt to seize control of the company without paying shareholders a premium for the company, and they’ve offered us no choice but to do everything we can, including filing suit against them, to defend our stockholders against their actions,” Harris said.  “Pinnacle’s hostile takeover attempt has forced the Company to spend what will ultimately amount to hundreds of thousands of dollars in expense and yet it is the only thing we can do to protect our shareholders against this piracy.”

“Pinnacle clearly seems confused in this matter.  Their proposed settlement focuses solely on the company’s assertion that Pinnacle is planning to liquidate the company.  While Pinnacle has in fact previously characterized the company as an “asset play” — a clear indication of Pinnacle’s intention to liquidate the company (and a characterization that Pinnacle is now disavowing at every opportunity) — that is not the primary complaint in our suit,” Harris said.

“Moreover, it is equally important to note that while Pinnacle is now disavowing its initial plans to liquidate the company, Pinnacle has still not articulated any comprehensive plan for achieving profitability and increasing stockholder value. They are attempting to convince shareholders to elect a Board of Directors that has no public company board experience to speak of and have not outlined any plans for the company’s future.  Again, in light of the situation, we are left with no other option than to vigorously defend shareholders against their attempt to take control of the company,” Harris said.

The Company has responded to Pinnacle’s proposed settlement with a counter proposal of settlement.

The full text of Asure’s offer of settlement to Pinnacle Fund is included below:

Dear Mr. Sandberg:

I am in receipt of your letter to the Board of Directors of Forgent Networks, Inc. d/b/a Asure Software (“Asure”) dated July 13, 2009. As Executive Chairman of the Board, I have been asked to respond.

First, I would like to address a point of apparent confusion in your letter.  Asure has sued you and the other members of your group primarily because, as alleged in that lawsuit, you have, collectively, violated the federal securities laws by failing to disclose the existence of your group. Secondarily, the issue of your intention to liquidate the company is a matter of misrepresentation on your part; the lawsuit is intended to force compliance with the federal securities laws. Through your concerted actions, your group has given the company little choice but to file the lawsuit to protect the interests of our stockholders.

As I read, your suggested bases for a proposed settlement of the lawsuit ignores this fundamental violation of the securities laws and is, therefore, wholly unacceptable.  However, as we, too, are interested in preserving stockholder value and would like nothing more than to conclude this litigation quickly (on terms compatible with and protective of our stockholders’ interests), please accept this as our counter offer and proposal for settlement:

• You will immediately amend your Schedule 13D filing to (i) disclose all of the members of your group (including the named defendants in the lawsuit and any others acting in concert with you), (ii) disclose the full direct and beneficial ownership of Asure common stock by the members of your group, and (iii) make such other amendments as are required under applicable law given the misstatements and omissions contained in your earlier Schedule 13D filings.

• You will immediately withdraw your slate of director nominees.

• You and each of the members of your group will immediately execute and deliver to Asure’s corporate secretary comprehensive non-disparagement agreements, in form and substance acceptable to the Company in its sole discretion.

Upon the full and complete satisfaction of each of the foregoing requirements by you and each member of your group, the company will agree to dismiss the current lawsuit against you and your group members.

Very truly yours,

/s/ Richard Snyder
Richard Snyder
Executive Chairman of the Board

FORGENT NETWORKS, INC.
D/B/A ASURE SOFTWARE

MGJ:sb

cc:         Board of Directors

Pinnacle Group Members

Nancy Harris, President

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Jay Peterson, Asure Software: 512-437-2483

Rob Berick, Dix & Eaton: 216-241-4611

Rajeev Kumar, Georgeson Inc.:  212-440-9812

SUPPLEMENTAL INFORMATION

In connection with its upcoming Annual Meeting of Stockholders, the Company plans to file a proxy statement with the Securities and Exchange Commission.  ASURE SOFTWARE STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by the Company with the Securities and Exchange Commission in connection with the annual meeting at the Securities and Exchange Commission’s web site at www.sec.gov.  Stockholders of the Company may also obtain free copies of the proxy statement and other documents filed by the Company in connection with the annual meeting by directing a request to:  108 Wild Basin Road South, Austin, Texas 78746, Attention: Secretary.

Under applicable regulations of the Securities and Exchange Commission, certain of the Company and its directors and executive officers are deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposals to be presented by the Company at the Annual Meeting of Stockholders.  These directors and executive officers include the following:

Name and Director/Executive Officer	Beneficial Ownership (1)(2)
Richard N. Snyder	983,655	(3)(11)
James H. Wells	95,672	(4)
Lou Mazzucchelli	57,772	(5)
Richard J. Agnich	97,772	(6)
Ray R. Miles	51,772	(7)
Jay C. Peterson	276,877	(8)(11)
Nancy L. Harris	265,680	(9)(11)

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of our common stock issuable upon exercise of certain outstanding options within 60 days after June 12, 2009.

(2)

Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 31,114,915 shares of our common stock issued and outstanding on June 12, 2009. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)	Consists of 540,772 shares held by Mr. Snyder directly and 442,933 shares which Mr. Snyder may acquire upon the exercise of options within 60 days after June 12, 2009.

(4)	Consists of 50,672 shares held by Mr. Wells directly and 45,000 shares which Mr. Wells may acquire upon the exercise of options within 60 days after June 12, 2009.

(5)	Consists of 12,772 shares held directly by Mr. Mazzucchelli and 45,000 shares which Mr. Mazzucchelli may acquire upon the exercise of options within 60 days after June 12, 2009.

(6)	Consists of 62,772 shares held directly by Mr. Agnich and 35,000 shares which Mr. Agnich may acquire upon the exercise of options within 60 days after June 12, 2009.

(7)	Consists of 16,772 shares held by Mr. Miles directly and 35,000 shares which Mr. Miles may acquire upon the exercise of options within 60 days after June 12, 2009.

(8)	Consists of 52,502 shares held by Mr. Peterson directly and 224,375 shares which Mr. Peterson may acquire upon the exercise of options within 60 days after June 12, 2009.

(9)	Consists of 115,512 shares held by Ms. Harris directly and 150,168 shares which Ms. Harris may acquire upon the exercise of options within 60 days after June 12, 2009.

(11)

All options held by the Company’s named executive officers were granted under the 1989 Stock Option Plan or the 1996 Stock Option Plan. Pursuant to these stock option plans, all options granted thereunder are immediately exercisable; however, shares issued upon exercise are subject to repurchase by the Company, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionees’ employment terminates prior to all such optionees’ options becoming vested.

SOLICITATION; EXPENSES

In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram, electronic mail or other means by directors, officers and other employees of the Company who will not be specially compensated for these services.  The Company has engaged Georgeson Inc. to serve as a proxy solicitor for the Company.  The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by the Company.  The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries.  The Company will reimburse such persons for their reasonable expenses in connection therewith.